Exhibit 10.5

Mr. John Gerald MacKay	June 18 2003

9 Reeves St.

Acton, MA 01720

Dear Gerry:

As we have discussed, it has become apparent that the highest potential growth markets for Mykrolis Corporation (“Mykrolis”) are in Asia and it is therefore important that Mykrolis increase the presence of its senior management team in that region in order to direct and focus Mykrolis’ response to these market opportunities as they develop. In your current role as Vice President Worldwide Sales and Marketing, a major proportion of your efforts must be directed at Asia. For this reason you have proposed that you relocate to Asia and I have agreed to this proposal. Initially you will be relocated to Singapore, which will serve as a temporary base of your operations. We recognize that, as the Asian market evolves, it will be necessary for you to again relocate to another location closer to the center of the emerging Asian markets, possibly Shanghai, however, the timing and specific location of the next move can not be identified at this time. Consequently, it will be necessary for the base of operations for your position to be flexible in order to respond to the needs of the evolving global marketplace.

This relocation is not intended to change your overall position or status with the worldwide Mykrolis organization: while, as a formal matter, you will be an employee and a director of Mykrolis Singapore Pte. Ltd., you will retain your current title of Vice President Worldwide Sales and Marketing; you will continue to report to me; you will continue to serve as a member of the Corporate Executive Committee; you will continue to be an “executive officer” as defined in the Securities and Exchange Act of 1934 (“’34 Act”); you will continue to be entitled to the financial planning benefit and to benefit from the Executive Termination Agreement between Mykrolis and yourself on the same at-will basis as the other corporate executive officers of Mykrolis. In addition, as an executive officer under the ’34 Act, you will continue to be subject to the provisions of the corporate policy entitled “Trading Restrictions on Mykrolis Affiliates and Insiders” which permits you to trade in the stock of Mykrolis and to exercise options to acquire shares of Mykrolis Common Stock only during identified “open window” periods after pre-clearance with the General Counsel and compliance with all reporting requirements of Section 16 of the ’34 Act and of S.E.C. Rule 144. Subject to the foregoing restrictions and to the other applicable regulations of the S.E.C., during your employment you shall be entitled to exercise vested stock options to the same extent as other executive officers of Mykrolis.

Set forth below are the specific relocation accomodations and benefits Mykrolis is offering to you relating to your move to Singapore. The terms and conditions of these relocation arrangements are contingent upon your obtaining the necessary residence visa and work permits and accepting this offer by countersigning this letter in the space indicated below.

1. Transfer Date. Your base of operations will officially transfer to Singapore on July 1, 2003 (the “Transfer Date”); we will periodically review the appropriate base for your operations, based upon the needs of the business.

2. Salary, Retirement and Benefits. As you know, the Management Development & Compensation Committee of the Mykrolis Board of Directors (the “MD&CC”) has approved an increase in your base salary to $200,000, effective as of the first day of the quarter immediately following the first quarter in which Mykrolis achieves profitability. The MD&CC has also approved an increase in your the Mykrolis Incentive Plan (“MIP”) target incentive amount to 50% of your annual base salary, effective for 2003 and subsequent years. As of the Transfer Date your annual base salary will be the equivalent of U.S.$180,000.00, you will become an employee of Mykrolis Singapore Pte. Ltd., will transfer onto the Singapore payroll, and will be paid in Singapore Dollars; this base salary will continue until profitability is achieved as described above. The exchange rate listed in the Wall Street Journal on the Transfer Date will be used to convert this U.S. Dollar amount into a Singapore Dollar amount which shall be used as your salary for the duration of your foreign assignment. On an ongoing basis, as an executive officer, you will be subject to the same salary review, increase and reduction procedures that apply to other executive officers. You and your family will be eligible to participate in the health and dental benefit programs applicable to Singapore offered by CIGNA under the current indemnity plan as applied to Singapore or a mutually satisfactory alternative plan. You will be responsible for making any employee contributions for those benefits; in lieu of the salary withholding of the employee contribution for this coverage, you agree to make quarterly payments of that amount directly to Mykrolis Corporation on or before the last day of each fiscal quarter. Additionally, you will be provided with the SOS Emergency Assistance services.

You have earned a payment under the Mykrolis MIP with respect to your services to Mykrolis in the U.S. during 2002. While a portion of this award has been paid to you, the MD&CC has determined that payment of the balance of that award shall be deferred until the quarter immediately following the first quarter in which Mykrolis achieves profitability, which will occur after you have relocated to Singapore. It is understood and agreed that payment of the balance of this MIP award for 2002 shall be payable by Mykrolis Corporation in U.S. Dollars and will constitute U.S. source income, subject to withholding of U.S. income taxes notwithstanding the fact that you may be resident in Singapore at the time that it is paid. In the event that through no fault of your own that you are assessed tax on this deferred payment in both the U.S. and Singapore, Mykrolis agrees to tax equalize the Singapore taxes assessed with respect thereto.

Mykrolis will continue the existing life insurance benefit to the extent possible. In the event that your relocation precludes the continuation of that life insurance policy, then Mykrolis will obtain a replacement life insurance policy with as nearly comparable coverage limits and terms as is reasonably available.

Since this move will make you ineligible to participate in the Mykrolis Corporation Savings and Investment Plan, you will be required to give up any right to receive benefits thereunder during the period of this assignment. In compensation for this loss of benefits Mykrolis agrees to pay you annually an amount equal to 10% of the sum of your base salary plus any cash awards paid under the MIP in lieu of retirement benefits at the same time that the retirement contribution is made to executive officers on the U.S. payroll. You agree that this payment shall be in full satisfaction of any and all retirement benefits that may be owed to you by Mykrolis and any subsidiary of Mykrolis and that you hereby waive any claims with respect to any such retirement benefits to the maximum extent permitted by law. In the event that at any time you become entitled to participate in the Singapore Central Provident Fund, then the payment in lieu of retirement benefits provided for herein shall immediately cease.

3. Assignment Completion Bonus; Foreign Service Incentive. Upon successful completion of your initial four year assignment, you will be entitled to an Assignment Completion Bonus (taxable income), equal to 5% of your annual base salary for each of the four years of your initial assignment. This bonus will be payable at Mykrolis’ discretion in a lump sum in Singapore Dollars on the fourth anniversary of the Transfer Date, based upon Mykrolis’ reasonable judgement that all of the terms and conditions of your assignment have been completed. In the event that you leave the employ of Mykrolis or one of its subsidiaries prior to the completion of this initial assignment, you shall immediately forfeit all right to this Assignment Completion Bonus. From and after the fourth anniversary of the Transfer Date you will be entitled to receive a Foreign Service Incentive Payment (taxable income), equal to 5% of your annual base salary for each year you are on foreign assignment. Payment of this 5% Foreign Service Incentive will be made to you upon completion of each year of service in Asia and shall be payable on the anniversary of the Transfer Date and will be based upon your salary at that time, until the assignment concludes; if the assignment concludes prior to the anniversary of the Transfer Date the final 5% incentive payment will be pro rated to reflect the duration of such service during the final year.

4. Sale of Acton Property. You will receive assistance with the sale of your home in Acton, MA in accordance with the Coldwell Banker Residential Brokerage (“CBRB”) relocation program, as modified as described herein. The terms and conditions of the CBRB relocation program are described on Appendix A attached hereto. Initially, the “Buyer Value Option” process described on Appendix A will be followed. If a bona fide buyer for your home has not been obtained by the specified date, then the “Guaranteed Buyout Offer” process described on Appendix A will be followed. In order to enable this “Guaranteed Buyout Offer” process to operate, you agree to cooperate with CBRB to promptly obtain two appraisals of your Acton home by independent appraisers satisfactory to Mykrolis. In connection with the operation of the “Guaranteed Buyout Offer” process you represent to Mykrolis that the carrying costs of your Action home (mortgage, utilities, maintenance, etc.) do not exceed $4,000 per month and that you listed your home for sale on or about April 21, 2003. In the event that you incur liability for U.S. Income taxes through no fault of your own with respect to any of the benefits afforded by the CBRB Buyer Value Option or the Guaranteed Buyout Offer, Mykrolis agrees to tax equalize such liability.

5 Final Move Trip to Singapore. You will be reimbursed for the cost of air transportation to Singapore for you and your family members to make the initial move to Singapore. This reimbursement will be made in accordance with the Mykrolis Travel & Expense Reimbursement Policy & Procedures with by coach airfare and you and your family shall take the most economical fare available.

6 Shipment of Household Goods. Moving and Storage: Mykrolis will pay to ship “essential personal items and household goods” (as those terms are defined on Appendix 2 attached hereto) to Singapore. To the extent necessary, Mykrolis will also pay to store your household goods for up to 60 days in Singapore. Any costs incurred due to the shipping of items other than “essential personal items and household goods” or for storage beyond such 60 day period will be your responsibility. Mykrolis will not reimburse the cost of replacing any items confiscated by customs authorities.

Shipment to U.K.: Mykrolis will pay to ship up to a maximum of 1,000lbs of such “essential personal items and household goods” via ocean transport to the United Kingdom.

7 Relocation Benefits in Singapore. The following relocation benefits will be paid to you by Mykrolis Singapore Pte Ltd. The relocation benefits specified in paragraphs (A) and (B) below shall be paid as a monthly stipend; the reimbursement benefit specified in paragraph (C) shall be paid upon submission of receipts or other evidence of payment in accordance with the Mykrolis Travel & Expense Reimbursement Policy & Procedures; the relocation benefit specified in paragraph (D) shall be paid as a single payment at the first payroll run in Singapore following the Transfer Date. The exchange rate from the US dollars listed below to the equivalent Singapore dollars will be established based upon the exchange rate listed in the Wall Street Journal on July 1, 2003. This exchange rate will be used to calculate any benefit set up in local currency and will not fluctuate during the assignment, as it will be paid in local currency.

(A)	SUBSIDIZED HOUSING ACCOMMODATION: You will be entitled to receive a subsidized housing accommodation equal to the equivalent of US$53,100.00 annually or US$4,425.00 monthly.

(B)	RELOCATION AUTOMOBILE ALLOWANCE: You will be provided with a moderately priced automobile, in accordance with the plan applicable to eligible employees of Mykrolis Singapore Pte. Ltd.

(C)	RELOCATION SCHOOLING REIMBURSEMENT: You will be entitled to be reimbursed for your actual eligible schooling expenses, for your three children up to a maximum of the equivalent of US$28,000 per year. This reimbursement is available only for children in elementary and secondary school; as each child graduates from secondary school this allowance shall be reduced by 1/3. As used herein “eligible schooling expenses” means tuition, school administrative charges, uniforms and transportation expenses associated with enrolling your three children in bilingual elementary or secondary school; but EXCLUDES the cost of books and recreational fees and expenses.

(D)	RELOCATION ALLOWANCE FOR INCIDENTALS: An allowance equal to one month of base salary will be paid upon your arrival to Singapore and is subject to local payroll taxes. This allowance is intended to cover your incidental expenses not covered by the foregoing relocation allowances that may arise as a result of your relocation.

8. One-Way Relocation. Since it is our current intent that the Vice President Worldwide Sales and Marketing shall be based in Asia on a permanent basis, you recognize and agree that Mykrolis will not pay any expenses to relocate you or your family back to either the United States or Europe.

9. Subsequent Relocations. You recognize and agree that as the Mykrolis markets in Asia evolve it will be necessary for you to relocate again, possibly to Shanghai or some other location in China, and you agree to accept such a subsequent relocation. Mykrolis agrees to offer you relocation benefits for such subsequent relocation which are generally consistent with the benefits offered in paragraphs 3, 5, 6 and 7 above; such subsequent relocation benefits shall be adjusted to reflect the difference in housing and living costs between Singapore and the destination of such subsequent relocation as calculated by Organization Resources Counselors, Inc.

10. Lease Cancellation Costs. In the event that you incur lease cancellation costs by reason of: (i) the termination of your employment without cause by Mykrolis; or (ii) a subsequent relocation directed by Mykrolis, then in either of such events, Mykrolis agrees to reimburse you for lease cancellation costs incurred by reason thereof in accordance with the Mykrolis Relocation Policy as applied to tier 3 employees. Lease cancellation costs arising out of any other circumstances shall be your responsibility.

11. Relocation Commitment. You recognize that by accepting your proposal to relocate you, Mykrolis will incur substantial additional cost as set forth in this letter. You agree that in consideration of the relocation benefits provided hereunder that you will remain in the employ of Mykrolis based in Singapore or such other location in Asia as shall be specified by the President of Mykrolis for at least four (4) years. In the event that you leave the employ of Mykrolis without Mykrolis’ consent or that your employment with Mykrolis is terminated for cause during that period you agree that you shall immediately forfeit all rights to the Assignment Completion Bonus specified in Paragraph 3 above. In the event that your employment is terminated by Mykrolis for reasons other than cause, then the provisions of the preceding sentence shall not apply.

12. No Contract of Employment. The terms of this letter agreement or of any modification hereof do not create an employment contract and do not give you the right to remain in the employ of Mykrolis or its subsidiaries, you shall continue to be an employee-at-will and shall remain subject to discharge at any time without cause, notice or payment in lieu of notice.

13. Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts as applied to transactions taking place wholly within Massachusetts between Massachusetts residents.

I hope that the above is satisfactory to you. If you accept the relocation benefits specified in this letter and agree to the obligations set forth herein please evidence your acceptance of this agreement by countersigning this letter in space indicated below and returning one countersigned copy to the undersigned, whereupon this letter shall become the binding agreement between you and your representatives and Mykrolis and its successors.

Sincerely,

/s/ Jean-Marc Pandraud
Jean-Marc Pandraud
President & Chief Operating Officer
Mykrolis Corporation

Agreed and Accepted as of the above specified date:

/s/ Gerry Mackay.
John Gerald MacKay

Appendix A

Coldwell Banker Residential Brokerage Relocation Program

Buyer Value Option (BVO) Process Flow	Guaranteed Buyout Offer (GBO) Process Flow	Remarks
1. CBRB provides a Managed Marketing Program to the employee with a qualified RE agent to assist in the procurement of a qualified buyer.	1. CBRB provides a Managed Marketing Program to the employee with a qualified RE agent to assist in the procurement of a qualified buyer.	Broker Price Opinion determines the initial listing price and takes into consideration the need of employee to sell their home in the least amount of time for the highest price possible.

	2. Two relocation appraisals, by independent appraisers, are completed on employee’s property and averaged to determine the basis for the employer’s buy out offer to the employee. Employee has a mandatory marketing period to sell home through BVO program of from April 21, 2003 through June 23, 2003 before being able to accept GBO (If an outside buyer is not found within this period, skip to # 10 in this process flow). Inspections will be ordered on property if needed.	This protects the company from generally overpaying for employees home. All appraisers are instructed to complete valuation based on a 90-120 day marketing time.

2. Once a bona fide buyer has been found and the offer is verbally negotiated, CBRB signs the Purchase and Sale agreement with the buyer on the employee’s home.	3. If a bona fide buyer has been found and the offer is verbally negotiated, CBRB signs the Purchase and Sale agreement with the buyer on the employee’s home.	Both process are the same at this juncture if an outside buyer has been identified. Since the employee has a mandatory 90-day marketing period the likelihood of obtaining an outside buyer is good.

3. CBRB extends an offer to the employee under the same terms and conditions as the outside buyer’s offer.	4. CBRB extends an offer to the employee under the same terms and conditions as the outside buyer’s offer.

4. Employee signs and returns the CBRB purchase agreements along with title documents to transfer ownership to CBRB.	5. Employee signs and returns the CBRB purchase agreements along with title documents to transfer ownership to CBRB.

5. CBRB takes possession of the property on behalf of the Employer until the closing.	6. CBRB takes possession of the property on behalf of the Employer until the closing

6. CBRB signs new listing agreement with agent obligating CBRB to pay the commission on behalf of Employer.	7. CBRB signs new listing agreement with agent obligating CBRB to pay the commission on behalf of Employer.

Buyer Value Option (BVO) Process Flow	Guaranteed Buyout Offer (GBO) Process Flow	Remarks
7. Equity due employee is calculated and disbursed per client policy.	8. Equity due employee is calculated and disbursed per client policy.

8. CBRB closes property with buyer and provides a final financial reporting to client detailing all expenditures to acquire and resell employee’s property.	9. CBRB closes property with buyer and provides a final financial reporting to client detailing all expenditures to acquire and resell employee’s property.

10. An offer is made to the employee by CBRB on behalf of the Employer based on the average of the 2 appraisals. Contracts and a deed package are sent to the employee to be signed and returned to CBRB in the event an outside buyer is not identified within the mandatory marketing period.

	11. Once the employee accepts the GBO offer, CBRB funds employee equity on home prorated to vacate date.	Company now becomes responsible for paying carrying costs on employees home to include; mortgage, taxes, utilities and maintenance.

	12. CBRB lists property with qualified agent at recommended appraisal price for timely sale.	Company may or may not take a loss on sale on the home depending on present market conditions. We ask all appraisers to include forecasting in their original appraisals to identify either market increases or decreases to help offset any potential loss to the company.

13. Once a bona fide buyer is found, CBRB enters in contract with buyer and manages home through to successful closing.

14. CBRB closes property with buyer and provides a final financial reporting to client detailing all expenditures to acquire and resell employee’s property and will either invoice client for outstanding bills or refunds client any unused funds.

Appendix 2

List of Essential Personal Items and Household Goods

Essential Personal Items and Household Goods includes clothing, furniture, appliances, entertainment equipment, computers and peripherals, china, glassware, dinner ware, books, moveable rugs, personal effects and other personal property commonly found in the home but EXCLUDES the following:

Automobiles	Explosive, or flammable materials
Snowmobiles, jet skis,	Firearms and other weapons
motorcycles and ATVs	Items commonly treated as “fixtures”
Boats and yachts	livestock and pets
Trailers	Plants and perishable goods
Campers	Antique furniture and items and other
Jewelry, watches, precious	articles of extraordinary value
metals and gems, silver	Currency, stamp collections, rare coins
and silver service	Collectors items or documents
Heirlooms and articles of peculiar
sentimental value